As filed with the Securities and Exchange Commission on October 5, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPITAL SOUTHWEST CORPORATION
(Exact name of registrant as specified in its charter)

Texas	75-1072796
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)

Capital Southwest Corporation 2010 Restricted Stock Award Plan
(Full title of the plan)

Bowen S. Diehl
President and Chief Executive Officer
Capital Southwest Corporation
5400 Lyndon B. Johnson Freeway, Suite 1300
Dallas, Texas 75240
(972) 233-8242
(Name, address and telephone number, including area code, of agent for service)

With copies to:

David A. Kern
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

Indicate by check number whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (1)
Common Stock, par value $0.25 per share	450,000 shares (3)	$15.84	$7,128,000.00	$717.79

(1)	This registration statement registers 450,000 shares of the registrant’s common stock, par value $0.25 per share, for sale under the registrant’s 2010 Restricted Stock Award Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common stock of Capital Southwest Corporation as reported on the Nasdaq Stock Market on October 1, 2015.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional common stock as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required in Part I of this Registration Statement is included in the prospectus for the Capital Southwest Corporation 2010 Restricted Stock Award Plan, which Capital Southwest Corporation (the “Company”) has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

•	Annual Report on Form 10-K for the year ended March 31, 2015.
•	Quarterly Report on Form 10-Q filed on August 7, 2015.
•	Current Report on Form 8-K filed on April 24, 2015.
•	Current Report on Form 8-K filed on June 25, 2015.
•	Current Report on Form 8-K filed on June 29, 2015.
•	Current Report on Form 8-K filed on August 6, 2015 (except that information furnished pursuant to Item 2.02 is not incorporated by reference into this registration statement).
•	Current Report on Form 8-K filed on August 6, 2015.
•	Current Report on Form 8-K filed on August 12, 2015.
•	Current Report on Form 8-K filed on September 14, 2015.
•	Current Report on Form 8-K filed on September 15, 2015.
•	The description of our common stock contained in our registration statement on Form 8-A declared effective July 17, 1961.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will not, however, incorporate by reference any document or portions thereof that are not deemed filed with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of its Current Report on Form 8-K unless, and to the extent, specified in such reports.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Officers and Directors.

Under Section 8.101 of the Texas Business Organizations Code (the “TBOC”), subject to the procedures and limitations stated therein, we may indemnify a director or officer (a “governing person”) who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the governing person is or was a governing person of the Company or serving in such capacity with respect to another entity at the Company’s request, against judgments, court costs, penalties, excise and similar taxes, fines, settlements, and reasonable attorneys’ fees actually incurred by the governing person in connection with the proceeding if it is determined that the governing person seeking indemnification:

•	acted in good faith;

•	reasonably believed, when acting in his or her official capacity, that his or her conduct was in the best interests of the Company, and, when not acting in such capacity, believed that his or her conduct was not opposed to the best interests of the Company; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are required by Section 8.051 of the TBOC to indemnify a governing person against reasonable expenses actually incurred by the governing person in connection with a proceeding in which the governing person is a named defendant or respondent because the governing person is or was in that position if the governing person has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBOC prohibits us from indemnifying a governing person in respect of a proceeding in which the person is found liable to us or is found liable on the basis that a personal benefit was improperly received by the governing person, other than reasonable expenses actually incurred by the governing person in connection with the proceeding; provided, that the TBOC further prohibits us from indemnifying a governing person in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of the governing person’s duties, breach of the governing person’s duty of loyalty to the Company, or an act or omission not committed in good faith that constitutes a breach of duty owed by the governing person to the Company.

Under Section 8.052 of the TBOC, a court of competent jurisdiction may order us to indemnify a governing person to the extent the court determines that the governing person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the governing person is found liable to us or is found liable on the basis that a personal benefit was improperly received by the governing person, the indemnification will be limited to reasonable expenses actually incurred by the governing person in connection with the proceeding.

Our Certificate of Formation, as amended, provides that we shall indemnify our present and former directors, officers and employees, and those of our affiliates, Capital Southwest Management Corporation and Capital Southwest Venture Corporation against all judgments, settlements and expenses incurred in connection with any proceeding on account of such person’s service as a director, officer or employee of the Company, Capital Southwest Management Corporation or Capital Southwest Venture Corporation to the fullest extent permitted by the TBOC, as amended from time to time; provided that we may only provide indemnification to the extent permitted by, or not prohibited by, the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

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We entered into Indemnification Agreements with all of our directors and executive officers and may in the future enter into such indemnification agreements with our directors, officers, employees and agents. Such indemnification agreements are intended to provide a contractual right to indemnification, to the extent permitted by law, for any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to any such action, suit or proceeding, by reason of such person’s service in such position. Such indemnification agreements do not change the basic legal standards for indemnification set forth in the TBOC or our Certificate of Formation, as amended.  Such provisions are intended to be in furtherance, and not in limitation of, the general right to the indemnification provided in our Certificate of Formation, as amended.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.	Description
5.1*	Opinion of Jones Day
23.1*	Consent of Grant Thornton LLP
23.2	Consent of Jones Day (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)

* Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 5th day of October, 2015.

CAPITAL SOUTHWEST CORPORATION

By: /s/ Bowen S. Diehl
Bowen S. Diehl
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bowens S. Diehl and Michael S. Sarner, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Joseph B. Armes	Chairman of the Board	October 5, 2015
Joseph B. Armes

By:	/s/ David R. Brooks	Director	October 5, 2015
David R. Brooks

By:	/s/ Jack D. Furst	Director	October 5, 2015
Jack D. Furst

By:	/s/ T. Duane Morgan	Director	October 5, 2015
T. Duane Morgan

By:	/s/ William R. Thomas III	Director	October 5, 2015
William R. Thomas III

By:	/s/ John H. Wilson	Director	October 5, 2015
John H. Wilson

By:	/s/ Michael S. Sarner	Chief Financial Officer (Chief Financial/Accounting Officer)	October 5, 2015
Michael S. Sarner

EXHIBIT INDEX
Exhibit No.	Description
5.1*	Opinion of Jones Day
23.1*	Consent of Grant Thornton LLP
23.2	Consent of Jones Day (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)

* Filed herewith.